                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                               -----------------------

                                      FORM 8-K

                                    CURRENT REPORT
                         PURSUANT TO SECTIONS 13 OR 15(d) OF
                         THE SECURITIES EXCHANGE ACT OF 1934



                                     July 29, 1999
                   Date of Report (Date of earliest event reported)


                                 @ Entertainment, Inc.
- -------------------------------------------------------------------------------
                (Exact name of Registrant as Specified in Charter)



          Delaware                    000-22877             06-1487156
- -------------------------           -------------       -------------------
(State or Other Juris. of            (Commission           (IRS Employer
 Incorporation)                      File Number)        Identification No.)


                          One Commercial Plaza
                    Hartford, Connecticut 06103-3585
                    ------------------------------
                         (Address of Principal
                           Executive Offices)


                             (860) 549-1674
                     -------------------------------
                     (Registrant's telephone number,
                         including area code)

Item 5. Other Events.

         This disclosure amends and supplements @ Entertainment, Inc.'s disclosure with respect to the tender offer (the "Offer") by Bison Acquisition Corp., a Delaware corporation (the "Purchaser") and wholly owned subsidiary of United Pan-Europe Communications N.V., a public company with limited liability incorporated under the laws of the Netherlands (the "Parent"), to purchase all of the issued and outstanding shares of common stock, value $.01 per share (the "Common Stock"), of @ Entertainment, Inc., a Delaware corporation (the "Company"), at a price of $19.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 8, 1999 and the related Letter of Transmittal, as they may be amended from time to time.

         The offer price in the Offer and the merger consideration will be funded out of a portion of the proceeds of a private placement of debt securities by the Parent (the "Offering"). On July 29, 1999, Parent announced that on July 27, 1999, Parent entered into a Purchase Agreement with Donaldson, Lufkin & Jenrette International and Goldman Sachs International (as representatives of several purchasers (the "Purchasers") named in the Purchase Agreement) pursuant to which the Purchasers, subject to the conditions set forth in the Purchase Agreement, agreed to purchase (x) [Euro] 300 million aggregate principal amount of 10 7/8% senior notes due 2009 (the "Senior EuroNotes"); (y) $800 million in aggregate principal amount of 10 7/8% senior notes due 2009 (the "Senior Dollar Notes" and, together with the Senior EuroNotes, the "Senior Notes'); and (z) $735 million in aggregate principal amount at maturity of 12 1/2% senior discount notes due 2009 (the "Senior Discount Notes and, together with the Senior Notes, the "Notes").

         Parent announced that the Notes will mature ten years from their date of issuance and the issue prices will be 100%, plus accrued interest, if any, from July 30, 1999 in the case of the Senior Euro Notes, 100%, plus accrued interest, if any, from July 30, 1999 in the case of the Senior Dollar Notes, and $545.21 per $1,000 principal amount of maturity in the case of the Senior Discount Notes. The Senior Discount Notes will accrete at a rate of 12 1/2% per annum, compounded semi-annually, to an aggregate principal amount of $735 million at August 1, 2004. The Notes will bear interest at an annual rate of 10 7/8% for the Senior Euro Notes and 10 7/8% for the Senior Dollar Notes payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing February 1, 2000. The Senior Discount Notes will accrue interest at the rate of 12 1/2% per annum, commencing August 1, 2004. Interest on the Senior Discount Notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing February 1, 2005. The purchase of the Notes by the Purchasers, which closed on July 30, 1999, is subject to customary conditions for private placements of notes of the type being sold including (i) the accuracy of certain representations and warrants of Parent, (ii) the performance by Parent of certain obligations and
(iii) the delivery of opinions by Parent's accountants and legal advisors.

         Parent announced that approximately $925 million of the net proceeds to Parent from the sale of the Notes will be used to pay the offer price in the Offer and the merger consideration and to pay related fees and expenses.

         The documentation covering the Notes will contain certain covenants that, among other things, place certain limitations on Parent's ability, and the ability of Parent's subsidiaries, to (i) borrow money, (ii) issue capital stock, (iii) pay dividends on stock or repurchase stock, (iv) make investments, (v) created certain liens, (vi) engage in certain transactions with affiliates, and (vii) sell contain assets or merge with or into other companies.

          On July 30, 1999, Parent issued a press release announcing that it has completed the Offering. Such press release is attached as an exhibit thereto and incorporated herein by reference.

          On July 30, 1999, Parent announced that at the close of trading in New York, on Thursday, July 29, 1999, 30,199,315 shares of Common Stock of the Company had been validly tendered in connection with the Offer comprising approximately 88.0% (or approximately 64.7% on a fully diluted basis) of the Common Stock of the Company.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial statements of businesses acquired.

         Not applicable.

     (b) Pro forma financial information.

         Not applicable.

     (c) Exhibits.

               Number            Description
               ------            -----------

                99.1             Press Release of Parent, dated July 29, 1999

                99.2             Press Release of Parent, dated July 30, 1999

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             @ Entertainment, Inc.



Date: August 3, 1999                     By:   /s/ DONALD MILLER-JONES
                                             --------------------------------
                                             By:  Donald Miller-Jones
                                             Its: Chief Financial Officer

                                  EXHIBIT INDEX


NUMBER   DESCRIPTION                                                        PAGE
- ------   -----------                                                        ----

 99.1    Press Release of Parent, dated July 29, 1999

 99.2    Press Release of Parent, dated July 30, 1999

